As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CU BANCORP

(Exact name of Registrant as specified in its charter)

California	90-0779788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15821 Ventura Boulevard, Suite 100, Encino, California	91436
(Address of principal executive offices)	(Zip Code)

California United Bank 2005 Stock Option Plan

California United Bank 2007 Equity and Incentive Plan

(Full title of the plan)

David I. Rainer, President and Chief Executive Officer

CU Bancorp

15821 Ventura Boulevard, Suite 100, Encino, California 91436

(Name and address of agent for service)

(818) 257-7776

(Telephone number, including area code, of agent for service)

Copy to:

Arthur A. Coren, a Professional Corporation

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, CA 91302-4001

(818) 591-2121/Fax: (818) 591-3838

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value	1,535,352 shares	$17.75	$27,252,498.00	$3,717.24

(1)	The 1,535,352 shares of the Registrant’s common stock, no par value per share registered hereunder are allocated to each of the Registrant’s employee benefit plans as follows: (i) California United Bank 2005 Stock Option Plan – 604,313 shares; and (ii) California United Bank 2007 Equity and Incentive Plan – 931,039 shares (collectively, the “Plans”). This registration statement also covers any additional shares of its common stock that become issuable under the Plans by reason of any stock dividends, stock splits, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of determining the amount of the registration fee and computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Registrant’s shares of common stock as reported on the NASDAQ Capital Market on August 12, 2013 ($17.75) for (i) 604,313 shares of common stock available for issuance pursuant to future awards under the California United Bank 2005 Stock Option Plan and (ii) 931,039 shares of common stock available for issuance pursuant to future awards under the California United Bank 2007 Equity and Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item have been or will be sent or given to each participant in the Plans covered by the registration statement in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item have been or will be sent or given to each participant in the Plans covered by the registration statement in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

CU Bancorp (the “Registrant”) hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 6, 2013 (as amended by Form 10-K/A filing on April 29, 2013);

(b) the Registrant’s Quarterly Report for the quarter ending March 31, 2013 on Form 10-Q, filed with the Commission on May 6, 2013 and the Quarterly Report for the quarter ending June 30, 2013 filed with the Commission on August 13, 2013;

(c) the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 4, 2013, February 7, 2013, February 12, 2013, March 5, 2013, March 12, 2013, April 29, 2013, May 15, 2013 and July 30, 2013;

(d) the description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-54774), filed with the Commission on August 1, 2012, under Section 12(g) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

(e) the description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 001-35683), filed with the Commission on October 4, 2012, under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

(f) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The articles of incorporation of CU Bancorp authorize the company to indemnify its agents to the fullest extent permissible under California law.

Furthermore, the bylaws of the Registrant provide that each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an agent of the Registrant is entitled to indemnification. Such agent shall be indemnified and held harmless to the fullest extent authorized by law and such right to indemnification is a contract right. It is intention of the Registrant that the indemnification provided be in excess of that expressly permitted by Section 317 of the California Corporations Code (the “Corporations Code”).

Under Section 317 of the Corporations Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

The bylaws of the Registrant also provide that it shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them, whether or not the Registrant would have the power to indemnify them against such liability under provisions of applicable law or the provisions of its bylaws.

On November 1, 2012, the Registrant entered into indemnification agreements with its executive officers and directors (the “Indemnification Agreements”). The Indemnification Agreements supplement and further the indemnity provisions contained in the Registrant’s articles of incorporation and bylaws. The Indemnification Agreements provide that each officer or director who was, is or becomes a party to, or was or is threatened to be made a party to, or was or is otherwise involved in, any proceeding, the Registrant will indemnify and hold harmless the officer or director to the fullest extent permitted by applicable law and regulation, as the same exists or may after the date the Indemnification Agreements were entered into. Further, the Indemnification Agreements shall provide to the full extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any provided by the Registrant’s articles of incorporation, bylaws, vote of its shareholders or disinterested directors or applicable law. Registrant will also indemnify each officer and director against all expenses paid or incurred on his or her behalf in connection with his or her being a witness, by reason of his or her corporate status, in any proceeding which he or she is not a party.

The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

4.1	Articles of Incorporation of CU Bancorp (incorporated by reference to Exhibit 3.1 of the Annual Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 on Form 10-K (File No. 001-35683 13792762) filed with the Commission on April 29, 2013)

4.2	Bylaws of CU Bancorp (incorporated by reference to Exhibit 3.1 of the Annual Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 on Form 10-K (File No. 001-35683 13792762) filed with the Commission on April 29, 2013)

4.3	Specimen form of Certificate for CU Bancorp Common Stock (incorporated by reference to Exhibit 3.1 of the Annual Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 on Form 10-K (File No. 001-35683 13792762) filed with the Commission on April 29, 2013)

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P.*

10.1	California United Bank 2005 Stock Option Plan (incorporated by reference to Exhibit 3.1 of the Annual Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 on Form 10-K (File No. 001-35683 13792762) filed with the Commission on April 29, 2013)

10.2	California United Bank 2007 Equity and Incentive Plan and Form of Stock Option Agreement and Form of Restricted Stock Bonus Award Agreement (incorporated by reference to Exhibit 3.1 of the Annual Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 on Form 10-K (File No. 001-35683 13792762) filed with the Commission on April 29, 2013)

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of McGladrey LLP*

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 14, 2013.

CU BANCORP

By:	/s/ David I. Rainer
David I. Rainer, Chairman, President and CEO

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Anita Y. Wolman as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendment) to this registration statement (and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, for the offering to which this registration statement relates) and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting under said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the respective capacities and on the dates indicated below.

Signature	Title	Date

/s/ David I. Rainer	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 14, 2013
David I. Rainer

/s/ Karen A. Schoenbaum	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2013
Karen A. Schoenbaum

/s/ Roberto E. Barragan	Director	August 14, 2013
Roberto E. Barragan

/s/ Kenneth L. Bernstein	Director	August 14, 2013
Kenneth L. Bernstein

/s/ Stephen G. Carpenter	Vice Chairman of the Board	August 14, 2013
Stephen G. Carpenter

/s/ Kenneth J. Cosgrove	Director	August 14, 2013
Kenneth J. Cosgrove

/s/ Robert Dennen	Director	August 14, 2013
Robert Dennen

/s/ Robert Matranga	Director	August 14, 2013
Robert Matranga

/s/ Roy F. Salter	Director	August 14, 2013
Roy F. Salter

/s/ Daniel F. Selleck	Director	August 14, 2013
Daniel F. Selleck

/s/ Charles H. Sweetman	Director	August 14, 2013
Charles H. Sweetman

/s/ Lester M. Sussman	Director	August 14, 2013
Lester M. Sussman

/s/ Anne A. Williams	EVP, COO and CCO, Director	August 14, 2013
Anne A. Williams

S-1

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of Incorporation of CU Bancorp (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-180739) filed with the Commission on April 13, 2012)

4.2	Bylaws of CU Bancorp (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 (File No. 333-180739) filed with the Commission on April 13, 2012)

4.3	Specimen form of Certificate for CU Bancorp Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-180739) filed with the Commission on April 13, 2012)

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. regarding the legality of the securities being registered*

10.1	California United Bank 2005 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-180739) filed with the Commission on April 13, 2012)

10.2	California United Bank 2007 Equity and Incentive Plan and Form of Stock Option Agreement and Form of Restricted Stock Bonus Award Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-4 (File No. 333-180739) filed with the Commission on April 13, 2012)

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of McGladrey LLP*

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.